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                                                                      Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT

The Registrant's subsidiaries are:

(1) Group Technologies Mexican Holding Company, a Florida Corporation which is a wholly-owned subsidiary of the Registrant.

(2) Metrum, Inc., a Colorado corporation which is a wholly-owned subsidiary of the Registrant.